EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of World Energy Solutions, Inc. on Form S-3 Amendment No. 1 (File No. 333-195253) of our report dated March 31, 2014, with respect to our audits of the consolidated financial statements of World Energy Solutions, Inc. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, appearing in the Annual Report on Form 10-K of World Energy Solutions, Inc. for the year ended December 31, 2013. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
Marcum LLP
Boston, Massachusetts
June 3, 2014